Exhibit 99.1

ImClone Systems Incorporated (ticker: IMCL, exchange: NASDAQ) News Release - 8/14/03

ImClone Systems Incorporated and Bristol-Myers Squibb Announce Submission of Biologics License Application for ERBITUX(TM) (Cetuximab) To Treat Irinotecan-Refractory Metastatic Colorectal Cancer

NEW YORK, N.Y. and PRINCETON, N.J., Aug. 14 /PRNewswire-FirstCall/ -- ImClone Systems Incorporated (Nasdaq: IMCL) and Bristol-Myers Squibb Company (NYSE: BMY) announced today that ImClone Systems has submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for the approval of ERBITUX(TM) (cetuximab), in combination with irinotecan, for the treatment of patients with EGFR-expressing irinotecan-refractory metastatic colorectal cancer. ERBITUX(TM) is an investigational IgG1 monoclonal antibody designed to target and block the Epidermal Growth Factor Receptor (EGFR), which is expressed on the surface of certain cancer cells in multiple tumor types. The Companies also announced that ImClone Systems has requested priority review of the application and accelerated approval consideration.

"The submission of the ERBITUX BLA is a milestone that all of us at ImClone Systems have worked diligently to achieve on behalf of colon cancer patients," stated Daniel S. Lynch, Acting Chief Executive Officer of ImClone Systems. "ImClone Systems with our partners Bristol-Myers Squibb and Merck KGaA worked collaboratively with the FDA towards this submission."

"ERBITUX exemplifies our ongoing commitment to bring new oncology medicines to patients in need," said Peter R. Dolan, Chairman and Chief Executive Officer, Bristol-Myers Squibb. "The BLA filing is an important sign of that commitment. Our continued efforts to conduct a range of additional clinical trials with ERBITUX to treat colorectal and other cancers speak to our confidence in the future of this compound."

About ERBITUX(TM) (cetuximab)

ERBITUX(TM) is an investigational IgG1 monoclonal antibody designed to target and block the Epidermal Growth Factor Receptor (EGFR), which is expressed on the surface of certain cancer cells in multiple tumor types. ERBITUX is designed to bind to EGFR and prevent natural ligands called growth factors from binding to the receptor and inducing phosphorylation, i.e., activation of signaling to the tumor. The most common adverse events reported in clinical trials of ERBITUX have been an acne-like rash asthenia, diarrhea, nausea, abdominal pain and vomiting. Severe allergic reactions were observed in a small percentage of patients. Additional information about ERBITUX can be found at www.cetuximab.com.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Somerville, New Jersey.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre- clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; manufacturing losses and risks associated therewith; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations including but not limited to our investigations pertaining to withholding tax issues; complying with covenants in the indenture for the company's Convertible Subordinated Notes and with the terms of other contractual obligations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb Oncology is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies that extend and enhance the lives of patients living with cancer. More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment. With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are today's cornerstone of care. Today, hundreds of scientists at Bristol-Myers Squibb's Pharmaceutical Research Institute are studying ways to improve current cancer treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, governmental regulations and legislation, patent positions and litigation. There can be no guarantee that ERBITUX will receive regulatory approval or, if approved, will prove to be commercially successful. For further details and a discussion of these risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2002 annual report on Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE Bristol-Myers Squibb Company; ImClone Systems Incorporated -0- 08/14/2003 /CONTACT: Andrea Rabney, Corporate Communications, +1-646-638-5058, Andrea.Rabney@imclone.com, or Jason Farber, Corporate Communications, +1-646-638-5063, Jason.Farber@imclone.com, both of ImClone Systems Incorporated; or Tracy Furey, Corporate Affairs, +1-609-252-3208, Tracy.Furey@bms.com, or Kathy Baum, Corporate Affairs, +1-609-252-4227, Kathy.Baum@bms.com, or John Elicker, Investor Relations, +1-212-546-3775, John.Elicker@bms.com, or Sue Walser, Investor Relations, +1-212-546-4631, susan.walser@bms.com, all of Bristol-Myers Squibb/ /Web site: http://www.cetuximab.com / (BMY IMCL) CO: Bristol-Myers Squibb Company; ImClone Systems Incorporated ST: New Jersey, New York